Exhibit 23.2

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by TRI Pointe Homes, LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed TRI Pointe Homes, Inc.) (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Summary,” “Market Opportunity,” “Our Business” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated: December 21, 2012

JOHN BURNS REAL ESTATE CONSULTING, LLC

By	/s/ Donald Walker
Name:	Donald Walker
Title:	President